EXHIBIT 99.1

                                                                        CONTACT:
                                                                    Abe Wischnia

                                           Senior Director of Investor Relations
                                                    and Corporate Communications
                                                                    858-550-7850

   LIGAND AND SRI/BURNHAM AGREE TO SETTLE PATENT INTERFERENCE ON TARGRETIN(R)

   --LIGAND STRENGTHENS TARGRETIN PATENT PROTECTION AND LOWERS ROYALTY RATE--
            --SRI/BURNHAM SIGNIFICANTLY EXTEND ROYALTY REVENUE TERM--

     SAN DIEGO, Calif.--March 14, 2005--Ligand Pharmaceuticals Incorporated (Nasdaq:LGND) announced today that the company has reached a settlement agreement in a recent patent interference action initiated by Ligand against two patents owned by The Burnham Institute and SRI International but exclusively licensed to Ligand. The company believes the settlement strengthens Ligand's intellectual property position for bexarotene, the active ingredient in the Targretin(R) products. The settlement also reduces the royalty rate on those products while extending the royalty payment term to SRI/Burnham.

     The dispute involved a patent application owned by Ligand and two patents owned by Burnham and SRI: U.S. Patent Numbers 5,466,861 and 5,837,725. These two patents previously were licensed exclusively to Ligand and now will be assigned to Ligand as part of the settlement.

     SRI and Burnham will concede before the United States Patent and Trademark Office that Ligand has priority to all the disputed claims, i.e., the claims to bexarotene. SRI and Burnham also agreed not to challenge the validity and/or enforceability of any Ligand patents or applications that cover bexarotene, including certain retinoid X receptor related patents or applications that generically cover bexarotene and to cooperate in any Ligand enforcement actions involving any Ligand patents covering bexarotene.

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     Under the agreement, Burnham will have a research-only sublicense to conduct basic research under the assigned patents and Ligand will have an option on the resulting products and technology.

     In addition, Burnham and SRI agreed to accept a reduction in the royalty rate paid to them on U. S. sales of Targretin under an earlier agreement. The aggregate royalty rate owed to both SRI and Burnham by Ligand will be reduced from four per cent to three per cent of net sales and the term of the royalty payments extended from 2012 to 2016. If the patent issued on the pending Ligand patent application is extended beyond 2016, the royalty rate would be reduced to two per cent and paid for the term of the longest Ligand patent covering bexarotene.

     "We are very pleased with this settlement which is a win-win for everyone," said Paul V. Maier, Ligand's senior vice president and chief financial officer. "We believe it not only strengthens Ligand's intellectual property position, but also improves our margins on Targretin sales. Burnham and SRI will receive royalties for a longer period than under an earlier agreement, and reaching a settlement avoids the cost, risk and management distraction related to a patent interference. We acknowledge the considerable scientific contributions of SRI and Burnham and their investigators over the years to the exciting field of RXR science," Maier said.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs). For more information, go to www.ligand.com.


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ABOUT TARGRETIN

     In December 1999, the FDA approved Targretin capsules for the treatment of cutaneous manifestations of cutaneous t-cell lymphoma in patients who are refractory to at least one prior systemic therapy. The European Commission granted marketing authorization for Targretin capsules in March 2001, and the product is currently marketed in many major European countries, including Germany, the United Kingdom, France, and Italy. Targretin is in continuing clinical trials in front-line, second-line, and third-line settings both in combination and as a monotherapy for non-small cell lung cancer.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to procedures in the U. S. Patent and Trademark Office (PTO), strength of intellectual property positions and protection from other patent challenges as well as margins and sales of Targretin. Actual events or results may differ from our expectations. For example, there can be no assurance that the PTO will accept the parties' proposed actions or that it will not take some other action that might differ from those proposed by the parties or that future patent challenges might not impact the company's intellectual property position for bexarotene, nor that Targretin will achieve any expected sales levels or margins. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.




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